UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 31, 2012

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2012, Gregg Branning will become the Chief Financial Officer, Senior Vice President, and Corporate Secretary of Myers Industries, Inc. (“the Company”). Mr. Branning, 51, was previously Vice President of Finance and Chief Financial Officer of Thomson Industries, a Danaher subsidiary. Also at Danaher, he served as President of Accu-Sort Systems.

On August 31, the Company entered into a severance agreement with Mr. Branning (the “Severance Agreement”), effective as of September 1, 2012, which provides that Mr. Branning’s employment by the Company is employment-at-will. As part of Mr. Branning’s employment package, he will receive 18,775 stock options and 6,820 shares of restricted stock in March 2013.

The Severance Agreement provides that if Mr. Branning is terminated by the Company other than for cause or disability or if Mr. Branning terminates for good reason, then he is entitled to payment of: (1) one times his annual base salary as in effect on the termination date in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date, within thirty (30) days after such termination; (3) the cost of premiums for continued medical coverage for one year; (4) continuation for one year of long-term disability protection; (5) continuation for one year of any life insurance protection being provided to Mr. Branning prior to termination; and (6) outplacement services for one year.

In addition, the Severance Agreement provides that in the event of Mr. Branning’s death or disability or upon Mr. Branning’s termination by the Company other than for cause or if he terminates for good reason, all of Mr. Branning’s outstanding stock options and restricted stock awards will become vested and such options are fully exercisable for a period of 12 months after the termination date.

The Severance Agreement provides that upon Mr. Branning’s termination by the Company following a change in control, Mr. Branning is entitled to payment of: (1) one and one-half (1 1/2) times his annual base salary as in effect on the termination date within thirty (30) days after such termination; and (2) an amount equal to the sum of (A) one and one-half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date within thirty (30) days after such termination. In addition, all of Mr. Branning’s outstanding stock options and restricted stock awards will become vested and such options are fully exercisable until the termination of such options pursuant to their terms.

Mr. Branning is also subject to a three year non-compete agreement.

The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Branning replaces former Chief Financial Officer, Senior Vice President, and Corporate Secretary, Donald Merril, who left the Company effective August 31, 2012. In connection with Mr. Merril’s departure, the Company entered into a separation agreement with Mr. Merril as of August 31, 2012 (the “Separation Agreement”). The Separation Agreement provides that Mr. Merril will receive payment of the following: (1) his current base salary earned to the termination date along with all earned but unused vacation time; (2) severance pay equal to his annual base salary in effect on the effective date of the Separation Agreement; (3) severance pay equal to his annual bonus at the highest rate in effect during the prior three year period plus any annual bonus earned but unpaid as of the termination date; (4) a tax gross-up payment to cover income taxes on the severance pay; (5) reimbursement of attorney’s fees in connection with the Separation Agreement; (6) 12 months’ worth of a car allowance; (7) a lump sum payment to cover executive outplacement services; and (8) a tax gross-up payment for any taxable payments related to items (5) through (7) above. In addition, the Separation Agreement provides that the Company will pay the cost of premiums for medical and dental coverage for 12 months plus disability and life insurance coverage commensurate with that provided to employees of the Company.

Mr. Merril will receive the vested portion of his pension value starting at age 55 under the Company’s Executive Supplemental Retirement Plan. In addition, Mr. Merril can exercise his vested stock options until January 31, 2013. Mr. Merril is also entitled to payments pursuant to performance-based cash awards that the Company previously made to Mr. Merril.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

10.1	Severance Agreement between the Company and Gregg Branning, entered into as of September 1, 2012

10.2	Separation Agreement between the Company and Donald Merril, entered into as of August 31, 2012

99.1	Press Release by the Company dated September 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE: September 4, 2012	By:	/s/ John C. Orr
John C. Orr President and Chief Executive Officer